EXHIBIT 21

                           SUBSIDIARIES OF THE COMPANY

Company                                            Percent Owned
-------                                            -------------

Strata Bank                                        100% owned by the Company

Medway Securities Corp.                            100% owned by the Bank.

Franklin Village Security Corp.                    100% owned by the Bank